Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Timothy McKenna
tmckenna@rocksp.com
Phone: 609-734-6430

Rockwood Holdings Agrees to Acquire Talison Lithium

Princeton, NJ, August 23, 2012 —Rockwood Holdings Inc. (NYSE: ROC) announced today that it has entered into a definitive agreement with Talison Lithium Limited (TSX: TLH) to acquire all of the outstanding shares of Talison in an all-cash transaction for C$6.50 per share for an equity purchase price of approximately C$724 million, on a fully diluted basis (US$732, based on an exchange rate of C$1 = US$1.011635). The Board of Directors of Talison has unanimously recommended the transaction to Talison shareholders. The transaction is subject to the approval of Talison shareholders and other customary closing conditions.

Rockwood intends to finance the acquisition using existing cash on its balance sheet and new debt financing.

Commenting on the transaction, Seifi Ghasemi, Chairman and CEO of Rockwood, “The acquisition ofTalison is the logical next step in further strengthening our lithium business and enhancing our capabilities. This acquisition will enable us to better serve both our existing global customers as well as Talison’s current lithium concentrate customers in China and the rest of the world”.

Lazard is acting as exclusive financial advisor to Rockwood, and Gilbert & Tobinis acting as Rockwood’s legal counsel.

ABOUT ROCKWOOD

Rockwood Holdings, Inc. is a leading global specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 10,000 people and annual net sales of approximately $3.7 billion. Rockwood focuses on global niche segments of the specialty chemicals, pigments and additives and advanced materials markets. For more information on Rockwood, please visit www.rocksp.com.

ABOUT TALISON

Talison is a leading global producer of lithium and has been supplying a global customer network from the Greenbushes Lithium Operations in Western Australia for over 25 years. In anticipation of sustained growth in lithium consumption, Talison has doubled its production capacity at the Greenbushes Lithium Operations.

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The information set forth in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Rockwood Holdings, Inc. and its subsidiaries and affiliates (“Rockwood”). Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “predicts” and variations of such words or expressions are intended to identify forward-looking statements. Although Rockwood believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. “Forward-looking statements” consist of all non-historical information, including any statements referring to the prospects and future performance of Rockwood. Actual results could differ materially from those projected in Rockwood’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the “Risk Factors” described in Rockwood’s periodic reports on file with the Securities and Exchange Commission. Rockwood does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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